EXHIBIT 99.3

COMPANY ANNOUNCEMENT: TURBODYNE RELEASE

Woodland Hills, CA - March 6, 1999 - Turbodyne Technologies Inc. (NASDAQ: TRBD;
EASDAQ: TRBD) today reported that in the matter of the binding arbitration between Grand Technologies, Inc. and the Company, the arbitrator has determined that the Company is liable to Grand for damages in the amount of approximately $6.65 million as a result of negligent misrepresentation, breach of contract and breach of a purchase order. The Company strongly denies any wrongdoing and will vigorously seek judicial review to have this award vacated as the Company believes that the arbitrator exceeded his powers. There can be no assurance that the Company will be successful in this effort.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and/or plants are located in Carpenteria, La Mirada, Encinitas and Woodland Hills, California; New York; Ensenada and Mexico City, Mexico; Vancouver, Canada; Paris France; and Frankfurt, Germany.

Turbodyne's World Wide Web address is: www.turbodyne.com.

CONTACT: Mark White, Investor Relations, (800) 350-2031 Peter Kitzinski, General Manager Turbodyne Europe, 49-69-975-44- 501 Peter Weichselbraun, Corporate Communications, (800) 566-1130


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